EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

KAR Announces Executive Leadership Change
John Hammer Named President of ADESA

CARMEL, Ind. - January 25, 2018 - KAR Auction Services, Inc. (NYSE: KAR), a global vehicle remarketing and technology solutions provider, announced that John Hammer has been named as President of the company’s ADESA business unit. The appointment follows the resignation of Stéphane St-Hilaire who led ADESA since early 2014. Hammer is an automotive industry veteran who previously served as the CEO of KAR’s Automotive Finance Corporation business before leaving the company in 2016. Hammer will officially re-join the company effective February 26, 2018.
“John has a 25-year track record of delivering successful results. He knows our industry, he knows our company and above all, he knows our culture,” said Jim Hallett, Chairman and CEO at KAR Auction Services. “ADESA is well positioned for the future, and John’s expertise and entrepreneurial drive will positively impact our customers at every level. He’s a seasoned leader who is committed to employee engagement and collaboration - so I am eager to see what we can accomplish together.”
Hammer will oversee all ADESA operations, including the company’s 75 auction locations across the US, Canada and Mexico. He will focus on integrating new technology into ADESA’s online and physical auction marketplaces, expanding the company’s product and service offerings and transforming the ADESA customer experience. Hammer will report directly to Hallett and will serve as a member of KAR’s Senior Leadership Team.
“I am thrilled to lead ADESA and rejoin the incredible KAR management team that Jim Hallett has strategically assembled.” said Hammer. “KAR and ADESA have made meaningful investments in people, technology and data analytics that will help us rapidly deploy new, innovative customer solutions. I look forward to leveraging KAR’s diverse capabilities, and getting out to the field to hear from our customers and our employees.”
Hammer recently served as the CEO of Lawrenceville, Georgia-based U.S. Auto Sales, Inc. He succeeds St-Hilaire, who has agreed to remain at ADESA through the end of February 2018 to help ensure a smooth transition. St-Hilaire joined ADESA Canada in 1998 as chief financial officer. In the years that followed, he assumed other senior positions throughout the organization.

“Over the past 20 years, Stéphane St-Hilaire has remained a dedicated and committed member of the KAR team and we wish him the best in his next chapter,” said Hallett.
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KAR Contacts
Media Inquiries:	Analyst Inquiries:
Gene Rodriguez	Mike Eliason
(317) 343-5243	(317) 249-4559
gene.rodriguez@karauctionservices.com	mike.eliason@karauctionservices.com

About KAR Auction Services
KAR Auction Services (NYSE: KAR) provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR’s unique end-to-end platform supports whole car, salvage, financing, logistics and other ancillary and related services, including the sale of more than 5 million units valued at over $40 billion through our auctions. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in 110 countries. Headquartered in Carmel, Ind., KAR has approximately 17,600 employees across the United States, Canada, Mexico and the United Kingdom. www.karauctionservices.com.